                                                        Page _21_  of _34_ Pages



                                                                      EXHIBIT 16

                               EXCHANGE AGREEMENT


                This is an EXCHANGE AGREEMENT, dated as of October 30, 1996, by and between OIS OPTICAL IMAGING SYSTEMS, INC., a Delaware corporation (the "Company") and GUARDIAN INDUSTRIES CORP., a Delaware corporation ("Guardian").

                                   Background

        A. Guardian owns 35,000 shares of Series A Cumulative Preferred Stock having an original issuance price of $1,000 per share (the "Series A Preferred Stock"), par value $.01 per share, of the Company (the "Series A Preferred Shares"), which were purchased for an aggregate purchase price of $35,000,000. As of October 30, the accrued and unpaid dividends on the Series A Preferred Shares will be $3,136,986 (the "Accumulated Dividends").

        B. The parties hereto desire to exchange the nonvoting Series A Preferred Shares plus the Accumulated Dividends for 38,137 shares of voting Series B Cumulative Preferred Stock having an original issuance price of $1,000 per share (the "Series B Preferred Stock"), par value $.01, of the Company (the Series B Preferred Shares") in accordance with this Agreement (the "Exchange").

        C. Provided that the Exchange is consummated, GD Investments Corp., a subsidiary of Guardian, is willing to provide financing to the Company by purchasing approximately 19,000 additional shares Series B Preferred Stock having an original issuance price of $1,000 per share from the Company for cash to be used by the Company to retire outstanding indebtedness owed to Guardian by the Company, provided, that, among other things, the Company agrees to exchange the Series B Preferred Shares for the Series A Preferred Shares in accordance with the terms of this Agreement.

        D. Provided that the Exchange is consummated, Guardian and certain Affiliates (as defined in Section 4(e) herein) are willing to enter into a tax sharing agreement (the "Tax Sharing Agreement") whereby the Company will be included as a member of an affiliated group under Section 1504(c) of the Internal Revenue Code with Guardian and/or its Affiliates (collectively, the "Guardian Group").

                                     Terms

                Intending to be legally bound, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                                        Page _22_  of _34_ Pages



                1. Exchange of Preferred Stock. Effective as of October 30, 1996, the Company hereby sells and issues to Guardian the Series B Preferred Shares in exchange for the Series A Preferred Shares and the Accumulated Dividends.

                2. Deliveries. The Company herewith delivers to Guardian, and Guardian hereby acknowledges receipt of a stock certificate evidencing the Series B Preferred Shares, registered in the name of Guardian or its designee. Guardian herewith delivers to the Company, and the Company hereby acknowledges receipt of, stock certificates representing the Series A Preferred Shares.

                3. Representations and Warranties of the Company. The Company represents and warrants to Guardian as follows:

                         (a)      Organization, Standing, etc.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The Company has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement, (ii) issue the Series B Preferred Shares and (iii) execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement.

                        (b) Authorization and Execution; Series B Preferred Shares Validly Issued. The execution, delivery and performance by the Company of this Agreement and the issuance of the Series B Preferred Shares hereunder have been duly and validly authorized by all requisite corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. Upon the execution and delivery of this Agreement, the Series B Preferred Shares will be validly issued and outstanding, fully paid and nonassessable. The terms of the Series B Preferred Shares are set forth in the Certificate of Designations, Preferences and Rights of Series B Cumulative Preferred Stock of the Company, filed with the Office of the Secretary of State of Delaware on October 30, 1996.

                        (c) Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not contravene or constitute a default under or violate
(i) any provision of applicable law or regulation the violation of which would have a material adverse effect on the Company or on the Series B Preferred Shares, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or its subsidiaries or any of their assets or properties, the violation of which would have a material adverse effect on the Company or result in the creation or imposition of any lien, security interest, pledge or encumbrance of any kind (collective a "Lien") on any asset of the Company or on the Series B Preferred Shares.

                                                      Page _23_  of  _34_  Pages



                         (d)      Consents.  No consent, approval, authorization
or order of, or registration or filing with, any third party, including, without limitation, any governmental agency or body, is required for the consummation of the transactions contemplated in this Agreement.

                         (e)      Litigation, Proceedings, Defaults.  (i) There
is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or its assets or any of the Series B Preferred Shares before or by any court or arbitrator or any governmental body, agency, department, instrumentality or official; (ii) the Company is not in violation of its Certificate of Incorporation or Bylaws; and (iii) the Company is not in violation of, or in default under, any provision of any applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company, which, in each case, would affect the validity of this Agreement or the Series B Preferred Shares or any other document or agreement executed or to be executed by the Company pursuant hereto or in connection herewith or would impair the ability of the Company to perform in any material respect the obligations which it has under this Agreement or any such other document or agreement.

                         (f)      Governmental Regulation.  Except as may be
required pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") state securities laws, and the rules and regulations of the National Association of Securities Dealers, Inc. Over-the-Counter market, the Company is not subject to any federal or state law or regulation or other regulatory scheme limiting its ability to issue the Series B Preferred Shares.

                         (g)      Capitalization.  The Company's authorized
capital stock consists of 125,000,000 shares of common stock, par value $.01, of the Company (the "Common Stock"), 50,000 shares of Series A Preferred Stock and 100,000 shares of Series B Preferred Stock. As of June 30, 1996, 97,103,790 shares of Common Stock were issued and outstanding. As of the date of this Agreement, following the transactions contemplated herein, (i) 50,000 shares of Series A Preferred Stock will be authorized but unissued, and (ii) 38,137 shares of Series B Preferred Stock will be issued and outstanding. All outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable.

                         (h)      Brokers.  The Company has not engaged any
broker or finder who might be entitled to any brokerage, finder's or other fee or commission in connection with the sale of the Series B Preferred Shares.

                4. Representations and Warranties of Guardian. Guardian represents and warrants to the Company that:

                         (a)     Organization, Standing, etc.  Guardian is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as

                                                        Page _24_  of _34_ Pages

presently conducted. Guardian has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement, and
(ii) execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement.


                         (b)     Authorization and Execution.  The execution,
delivery and performance by Guardian of this Agreement have been duly and validly authorized by all requisite corporate action of Guardian. This Agreement has been duly executed and delivered by Guardian and constitutes a valid and binding agreement of Guardian, enforceable against Guardian in accordance with its terms.

                         (c)     Contravention.  The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereby do not contravene or constitute a default under or violate
(i) any provision of applicable law or regulation the violation of which would have a material adverse effect on Guardian, (ii) the Certificate of Incorporation or Bylaws of Guardian or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon Guardian or its subsidiaries or any of their assets or properties, the violation of which would have a material adverse effect on Guardian or its subsidiaries or result in the creation or imposition of any Lien on any asset of Guardian or its subsidiaries.

                         (d)     Litigation, Proceedings, Defaults. (i) There
is no action, suit, investigation or proceeding pending against, or to the knowledge of the Guardian threatened against or affecting, Guardian or its assets before or by any court or arbitrator or any governmental body, agency, department, instrumentality or official; (ii) Guardian is not in violation of its Certificate of Incorporation or Bylaws; and (iii) Guardian is not in violation of, or in default under, any provision of any applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Guardian, which, in each case, would affect the validity of this Agreement or any other document or agreement executed or to be executed by Guardian pursuant hereto or in connection herewith or would impair the ability of Guardian to perform in any material respect the obligations which it has under this Agreement or any such other document or agreement.

                         (e)     Purchase for Investment.

                                 (i)      The Series B Preferred Shares
purchased by Guardian have been acquired by Guardian solely for Guardian's own account or the account of its Affiliates (as such term is defined in Rule 405 of the Securities Act and which are also members of its consolidated group for federal income tax purposes), for investment, and not with a view to any distribution thereof; and Guardian will not distribute the Series B Preferred Shares in violation of the Securities Act or the applicable securities laws of any state. For purposes of this Section 4(e) the term "Guardian" shall include the Affiliates of Guardian.

                                                      Page _25_  of  _34_  Pages



                                 (ii)     Guardian is financially able to hold
the Series B Preferred Shares for long-term investment, believes that the nature and amount of the Series B Preferred Shares purchased by Guardian is consistent with Guardian's overall investment program and financial position, recognizes that there are substantial risks involved in the purchase of the Series B Preferred Shares, and can afford a complete loss of such investment.

                                 (iii)    Guardian has been provided by the
Company with full access to, and opportunity to ask questions of, the Company's executive officers and full access to financial and other information relating to the Company and Guardian has entered into this Agreement and has purchased the Series B Preferred Shares based on Guardian's own review of the Company, its assets, business and prospects, and not on any representation or warranty of the Company or any other person which has or has not been made, whether in this Agreement or otherwise.

                         (f)     Brokers.  Guardian has not engaged any broker
or finder who might be entitled to any brokerage, finder's or other fee or commission in connection with the sale of the Series B Preferred Shares.

                5.       Miscellaneous.

                         (a)     Notices.  All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                         If to the Company:

                                 OIS Optical Imaging Systems, Inc.
                                 47050 Five Mile Road
                                 Northville, Michigan 48167
                                 Attention: President

                         To Guardian:

                                 Guardian Industries Corp.
                                 2300 Harmon Road
                                 Auburn Hills, Michigan 48326
                                 Attention: General Counsel

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                                                    Page  _26_   of  _34_  Pages


                         (b)     Expenses; Documentary Taxes.  Each party
hereto agrees to pay its own fees and disbursements in connection with the purchase and sale of the Series B Preferred Shares as contemplated by this Agreement.

                         (c)     Successors and Assigns.  Except as expressly
provided in this Agreement (i) the rights and obligations of Guardian under this Agreement may not be assigned to any person other than to an affiliate of Guardian and the rights and obligations of the Company under this Agreement may not be assigned to any person other than to an Affiliate of the Company, and
(ii) this Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns. This Agreement shall be binding upon the Company and Guardian and their respective successors and permitted assigns.

                         (d)     Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of law.

                         (e)     Severability.  If any term, provision,
covenant or restriction of this Agreement or the application of any provision hereof is otherwise declared to be illegal, invalid, void or otherwise unenforceable by a court of competent jurisdiction, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated except to the extent necessary to delete such illegal, invalid, void or unenforceable provision unless such provision to be deleted shall substantially impair the benefits of the remaining portions of this Agreement.

                         (f)     Counterparts; Effectiveness.  This Agreement
may be executed in two or more counterparts each of which shall be deemed an original, but which shall constitute one and the same instrument.

                         (g)     Entire Agreement.  This Agreement supersedes
all prior oral and written agreements and understandings of the parties hereto with respect to the subject matter hereof.

                         (h)     Headings.  The headings of the Sections and
subsections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

                            [SIGNATURE PAGE FOLLOWS]

                                                    Page  _27_   of  _34_  Pages


                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                   OIS OPTICAL IMAGING SYSTEMS, INC.



                                   By:    / Charles C. Wilson /
                                      --------------------------------
                                      Name:    Charles C. Wilson
                                      Title:   Executive Vice President and
                                               Chief Financial Officer


                                   GUARDIAN INDUSTRIES CORP.


                                   By:   / David A. Clark /
                                      --------------------------------
                                      Name:   David A. Clark
                                      Title:  Vice President/Corporate Finance &
                                              Acquisitions and Treasurer